Exhibit 99.1

For Immediate Release

UNILENS VISION REPORTS SECOND QUARTER OPERATING RESULTS

CUSTOM SOFT LENS SALES INCREASE 11% FROM PRIOR-YEAR LEVELS

LARGO, Florida (February 14, 2013) – Unilens Vision Inc. (OTCQB: UVIC) (TSX Venture Exchange: UVI), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today reported its operating results for the second quarter and first half of FY2013.

Second Quarter Highlights:

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Product sales decrease 2.1% to approximately $1.4 million

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Custom soft lens sales rise 11.0% from prior-year levels

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Royalty income declines 10.9% vs. second quarter of FY2012

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Operating expenses decrease 0.9% relative to year-earlier quarter

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Company earns $254,000, or $0.11 per diluted share

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Interest expense declines 58.2% due to lower borrowings and prior-year refinancing

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Company pays 25th consecutive quarterly cash dividend at $0.18 per share annualized rate

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Current cash dividend provides shareholders with 5.8% annualized yield

“While competitor product offerings, along with a sluggish economy, have continued to curtail our growth in recent quarters, we remain optimistic that the launch of our new silicone hydrogel multifocal lens utilizing our patented technology, which is scheduled for a national roll-out over the next several months, coupled with favorable market demographics, will propel the Company’s revenue growth on a longer-term basis,” noted Michael Pecora, Chief Executive Officer of Unilens Vision Inc.  “Sales of our custom lens products should continue to play an important role in our long-term growth strategy, primarily due to continued healthy demand for our C-VUE Advanced® HydraVUE™ line of completely customizable silicone hydrogel contact lenses for monthly replacement.”

“We have worked diligently to contain costs, and the success these efforts was evident in a 0.9% reduction in operating expenses during the most recent quarter, when compared with the prior-year period,” continued Pecora.  “Furthermore, a number of improvements to our manufacturing processes during the past few quarters have allowed us to maintain gross profit margins consistent with year-earlier levels. As a result, our pretax profit margin improved slightly, to 18.8% of revenue in the second quarter of Fiscal 2013, when compared with a pretax margin of 18.7% in the first quarter of the fiscal year.

For the three months ended December 31, 2012 (Q2 of FY2013), total revenue including royalty income decreased 4.8% to $2,012,049, compared with total revenue of $2,113,305 in the second quarter of FY2012.  Total product sales declined 2.1% to $1,429,475 in the most recent quarter, versus $1,459,411 in the prior-year quarter.  While sales in the disposable lens category decreased 7.6%, sales of custom soft lenses increased 11.0% when compared with the corresponding period of FY2012, due primarily to continued strong demand for the Company’s new C-VUE Advanced® HydraVUE™ line of fully customizable silicone hydrogel contact lenses for monthly replacement, which was launched in January 2011.

Royalty income from Bausch & Lomb declined 10.9% to $582,574 in the most recent quarter, compared with $653,894 in the three months ended December 31, 2011.

Gross profit margins were relatively unchanged at 37.1% of product sales during the second quarter of FY2013, versus 37.2% in the second quarter of FY2012.

Operating expenses decreased 0.9% to $705,952 in the three months ended December 31, 2012, compared with $712,280 in the three months ended December 31, 2011, as modestly higher administrative expenses were more than offset by modest declines in sales and marketing expenses and research and development costs.

Net non-operating expenses declined 60.2% to $27,560, versus $69,273 a year earlier, primarily due to a 58.2% reduction in interest expense resulting from lower debt levels and the debt refinancing in May 2012.

Pretax income decreased 8.7% to $378,841 in the quarter ended December 31, 2012, compared with $414,861 in the year-earlier quarter.  The Company reported a 9.8% reduction in net income, which totaled $253,935 in the second quarter of FY2013, versus $281,626 in the second quarter of FY2012.  Diluted earnings per share declined to $0.11 in the most recent quarter, compared with $0.12 in the prior-year quarter.

For the six months ended December 31, 2012 (First Half of FY2013), total revenue including royalty income decreased 6.3% to $4,050,660, compared with total revenue of $4,321,035 in the first half of FY2012.  Total product sales declined 3.2% to $2,939,129 in the first half of FY2013, versus $3,035,941 in the prior-year period.  Sales in the disposable lens category decreased 8.2%, while sales of custom soft lenses increased 13.3%, relative to year-earlier levels.

Royalty income from Bausch & Lomb declined 13.5% to $1,111,531 in the most recent six-month period, compared with $1,285,094 in the six months ended December 31, 2011.

Gross profit margins were relatively flat at 39.1% of product sales during the first half of FY2013, versus 39.2% in the first half of FY2012.

Operating expenses increased 0.3% to $1,442,589 in the six months ended December 31, 2012, compared with $1,437,745 in the six months ended December 31, 2011, as modestly higher administrative expenses and sales and marketing expenses were partially offset by slightly lower research and development costs.

Net non-operating expenses declined 59.0% to $56,987, versus $139,037 a year earlier, primarily due to a 57.1% reduction in interest expense resulting from lower debt levels and the debt refinancing in May 2012.

Pretax income decreased 15.2% to $760,622 in the six months ended December 31, 2012, compared with $897,297 in the corresponding period of the previous fiscal year.  The Company reported a 15.9% reduction in net income, which totaled $508,939 in the first half of FY2013, versus $605,080 in the prior-year period.  Diluted earnings per share declined to $0.21 in the six months ended December 31, 2012, compared with $0.26 in the six months ended December 31, 2011.

The Company paid its 25th consecutive quarterly cash dividend in November 2012 and recently declared its 26th quarterly cash dividend of $0.045 per share, which will be paid February 22, 2013 to shareholders of record February 12, 2013.  The cash dividend provides an annualized current yield of 5.8% to Unilens shareholders based upon a recent common stock price of $3.10 per share.

The amount and frequency of future dividends will depend upon earnings, cash flow, and other aspects of the Company’s business as determined and declared by the Board of Directors.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue® brand directly to Independent Eye Care Professionals.  Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTCQB under the symbol “UVIC” and on the Canadian TSX Venture Exchange under the symbol “UVI”.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC and the TSX Venture Exchange.  The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc. at (727) 544-2531 or via email at len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

UNILENS VISION INC.

SECOND QUARTER - FISCAL 2013

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(All figures in U.S. Dollars)

RESULTS OF OPERATIONS
	Three Months Ended		Six Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Revenues:
Sales	$ 1,429,475	$ 1,459,411	$ 2,939,129	$ 3,035,941
Royalty income	582,574	653,894	1,111,531	1,285,094
Total revenues	2,012,049	2,113,305	4,050,660	4,321,035
Operating costs and expenses:
Cost of sales	899,696	916,891	1,790,462	1,846,956
Expenses	705,952	712,280	1,442,589	1,437,745
Total operating costs and expenses	1,605,648	1,629,171	3,233,051	3,284,701
Operating income	406,401	484,134	817,609	1,036,334
Other non-operating items:
Other income	1,526	278	3,156	1,308
Interest expense	(29,086)	(69,551)	(60,143)	(140,345)
Total other non-operating items	(27,560)	(69,273)	(56,987)	(139,037)
Income before income tax expense	378,841	414,861	760,622	897,297
Income tax expense	124,906	133,235	251,683	292,217
Net income for the period	$ 253,935	$ 281,626	$ 508,939	$ 605,080
Net income per common share:
Basic	$ 0.11	$ 0.12	$ 0.21	$ 0.26
Diluted	$ 0.11	$ 0.12	$ 0.21	$ 0.26
Weighted average shares outstanding	2,369,354	2,369,354	2,369,354	2,369,354
CASH FLOWS
Provided (used) by:
Operating activities			$ 628,302	$ 940,424
Investing activities			(92,644)	(389,158)
Financing activities			(644,683)	(957,526)
Decrease in cash			$ (109,025)	$ (406,260)
BALANCE SHEET
		June 30, 2012	December 31, 2012	December 31, 2011
Cash and cash equivalents		$ 374,977	$ 265,952	$ 195,100
Total assets		3,824,344	3,740,393	3,904,579
Current liabilities		1,772,583	1,748,912	1,675,479
Total liabilities		4,712,847	4,333,199	5,150,786
Stockholders’ deficit		$ (888,503)	$ (592,806)	$ (1,246,207)

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